As filed with the Securities and Exchange Commission on April 6, 2020.

Registration Statement No. 333-237212

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KEROS THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	81-1173868
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

99 Hayden Avenue, Suite 120, Building E

Lexington, Massachusetts 02421

Tel: (617) 314-6297

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jasbir Seehra

Chief Executive Officer

Keros Therapeutics, Inc.

99 Hayden Avenue, Suite 120, Building E

Lexington, Massachusetts 02421

Tel: (617) 314-6297

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Marc A. Recht Ryan S. Sansom Brandon Fenn Esther Cho Cooley LLP 500 Boylston Street Boston, Massachusetts 02116 (617) 937-2300	Keith Regnante Chief Financial Officer Keros Therapeutics, Inc. 99 Hayden Avenue, Suite 120, Building E Lexington, Massachusetts 02421 (617) 314-6297	Peter N. Handrinos Nathan Ajiashvili Latham & Watkins LLP 200 Clarendon Street Boston, Massachusetts 02116 (617) 948-6000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☐

Non-Accelerated Filer	☒	Smaller Reporting Company	☒

		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided in Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

TITLE OF SECURITIES BEING REGISTERED	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE (1)	AMOUNT OF REGISTRATION FEE (2)(3)
Common Stock, $0.0001 par value per share	$92,000,000	$11,942

(1)	Estimated solely for purposes of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. Includes the aggregate offering price of additional shares that the underwriters have an option to purchase.
(2)	Calculated pursuant to Rule 457(o) under the Securities Act of 1933, as amended, based on an estimate of the proposed maximum aggregate offering price.
(3)	The Registrant previously paid $11,196 of the registration fee.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Keros Therapeutics, Inc. is filing this Amendment No. 2 to its Registration Statement on Form S-1 (File No. 333-237212) in order to update the “Calculation of Registration Fee” table on the cover page of the Registration Statement, to update Item 13 of Part II of the Registration Statement and to refile Exhibit 5.1 (previously filed), as indicated in Item 16 of Part II of the Registration Statement. This Amendment No. 2 does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, Part I, the form of prospectus, has been omitted from this filing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the common stock being registered. All amounts shown are estimates except for the SEC registration fee, the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee and the Nasdaq initial listing fee.

AMOUNT TO BE PAID
SEC registration fee	$11,942
FINRA filing fee	14,300
Nasdaq initial listing fee	150,000
Blue sky fees and expenses	5,000
Printing and engraving	175,000
Legal fees and expenses	1,400,000
Accounting fees and expenses	766,443
Transfer agent and registrar fees	3,500
Miscellaneous fees and expenses	73,815

Total	$2,600,000

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at the corporation’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of expenses, including attorneys’ fees but excluding judgments, fines and amounts paid in settlement, actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that a court of competent jurisdiction shall determine that such indemnity is proper.

Section 145(g) of the Delaware General Corporation Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of its officers, directors, employees and agents, against any liability asserted against and incurred by such persons in any such capacity.

Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

Our amended and restated certificate of incorporation that we intend to adopt in connection with this offering provides that our directors shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the exculpation from liabilities is not permitted under the Delaware General Corporation Law as in effect at the time such liability is determined. In addition, our amended and restated certificate of incorporation that we intend to adopt in connection with this offering provides that we may indemnify our directors, officers and other agents of the company to the fullest extent permitted by the laws of the State of Delaware and our amended and restated bylaws that we intend to adopt in connection with this offering provide that we are required to indemnify our directors and executive officers to the fullest extent not prohibited by Delaware General Corporate Law. We plan to enter into indemnification agreements with each of our directors and officers in connection with this offering. These indemnification agreements provide, among other things, that we will indemnify our directors and officers for certain expenses, including damages, judgments, fines, penalties, settlements and costs and attorneys’ fees and disbursements, incurred by a director or officer in any claim, action or proceeding arising in his or her capacity as a director or officer of our company or in connection with service at our request for another corporation or entity. The indemnification agreements also provide for procedures that will apply in the event that a director or officer makes a claim for indemnification. We expect to enter into a similar agreement with any new directors or officers.

Our amended and restated bylaws that we intend to adopt in connection with this offering provide that we may purchase and maintain insurance policies on behalf of our directors and officers against specified liabilities for actions taken in their capacities as such, including liabilities under the Securities Act. We have obtained directors’ and officers’ liability insurance to cover liabilities our directors and officers may incur in connection with their services to us, and plan to expand such coverage to include matters arising under the securities laws prior to the completion of this offering.

In addition, the underwriting agreement related to this offering will provide for indemnification by the underwriters of us and our officers and directors for certain liabilities arising under the Securities Act or otherwise. Our amended and restated investors’ rights agreement with certain stockholders also provides for cross-indemnification in connection with the registration of our common stock on behalf of such investors.

Item 15. Recent Sales of Unregistered Securities.

The following list sets forth information regarding all unregistered securities issued by us since January 1, 2017 through the date of the prospectus that is a part of this registration statement:

Issuances of Common Stock

In April 2017 and November 2017, we issued and sold an aggregate of 358,674 shares of our common stock to one accredited investor at $0.0002 per share for aggregate consideration of $77.84 in connection with a licensing transaction.

Issuances of Options to Purchase Common Stock

From January 1, 2017 through the date of this registration statement, we granted stock options under our 2017 Stock Incentive Plan, as amended, or our 2017 Plan, to purchase up to an aggregate of 1,164,017 shares (net of expirations and cancellations) of our common stock to our employees, directors, and consultants, at a weighted average exercise price of $0.35 per share. From January 1, 2017 through the date of this registration statement, 178,664 shares of our common stock were issued upon the exercise of these options and the payment of approximately $31,558.

Issuances of Preferred Stock

In November 2018, we issued and sold an aggregate of 1,579,043 shares of Series B-1 preferred stock to nine accredited investors at $7.2829 per share for aggregate consideration of approximately $11.5 million.

In March 2020, we issued and sold an aggregate of 4,169,822 shares of Series C preferred stock to 20 accredited investors at $13.43 per share for aggregate consideration of approximately $56.0 million.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. Unless otherwise specified above, we believe these transactions were exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act (and Regulation D or Regulation S promulgated thereunder) or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or under benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed on the share certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.

Item 16. Exhibits and Financial Statement Schedules.

Exhibits

EXHIBIT NO.	DESCRIPTION

1.1*	Form of Underwriting Agreement.

3.1*	Amended and Restated Certificate of Incorporation, as amended and as presently in effect.

3.2*	Bylaws, as presently in effect.

3.3*	Form of Amended and Restated Certificate of Incorporation, to be in effect upon closing of this offering.

3.4*	Form of Amended and Restated Bylaws, to be in effect upon closing of this offering.

4.1*	Amended and Restated Investors’ Rights Agreement by and among the registrant and certain of its stockholders, dated as of March 2, 2020.

4.2*	Form of Common Stock Certificate.

5.1	Opinion of Cooley LLP.

10.1*	Form of Indemnity Agreement between the registrant and its directors and officers.

10.2+*	2017 Stock Incentive Plan, as amended.

10.3+*	Form of Stock Option Grant Notice and Option Agreement for the 2017 Stock Incentive Plan, as amended.

10.4+*	2020 Equity Incentive Plan.

10.5+*	Forms of Stock Option Grant Notice, Option Agreement, Notice of Exercise, Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Agreement for the 2020 Equity Incentive Plan.

10.6+*	2020 Employee Stock Purchase Plan.

10.7+*	Offer Letter Agreement by and between the registrant and Jasbir Seehra, dated as of December 14, 2015.

10.8+*	Offer Letter Agreement by and between the registrant and Jenn Lachey, dated as of April 20, 2016.

10.9+*	Offer Letter Agreement by and between the registrant and Claudia Ordonez, dated as of August 20, 2019.

10.10#*	Exclusive Patent License Agreement by and between the registrant and The General Hospital Corporation, d/b/a Massachusetts General Hospital, or MGH, dated as of April 5, 2016, as amended by Amendment #1 by and between the registrant and The Brigham and Women’s Hospital, Inc. on May 2, 2017 and by Amendment #2 by and between the registrant and MGH on February 23, 2018.

10.11#*	Research Collaboration and Exclusive License Agreement by and between the registrant and Novo Nordisk A/S, dated as of December 14, 2017.

10.12*	Lease Agreement by and between the registrant and 128 Spring Street Lexington, LLC, dated March 20, 2017, as amended by the First Amendment to Lease Agreement by and between the registrant and 128 Spring Street Lexington, LLC, dated July 1, 2019 and by the Second Amendment to Lease Agreement by and between the registrant and 128 Spring Street Lexington, LLC, dated August 8, 2019.

10.13+*	Offer Letter Agreement by and between the registrant and Keith Regnante, dated as of February 7, 2020.

10.14+*	Employment Agreement by and between the registrant and Jasbir Seehra, dated as of March 31, 2020, to be effective upon the closing of this offering.

10.15+*	Employment Agreement by and between the registrant and Jenn Lachey, dated as of March 31, 2020, to be effective upon the closing of this offering.

EXHIBIT NO.	DESCRIPTION

10.16+*	Employment Agreement by and between the registrant and Claudia Ordonez, dated as of March 31, 2020, to be effective upon the closing of this offering.

10.17+*	Employment Agreement by and between the registrant and Keith Regnante, dated as of March 31, 2020, to be effective upon the closing of this offering.

21.1*	Subsidiaries of Keros Therapeutics, Inc.

23.1*	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Cooley LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (see signature page to the registration statement).

*	Previously filed.
+	Indicates management contract or compensatory plan.
#	Certain portions of this exhibit (indicated by asterisks) have been omitted because they are not material and would likely cause competitive harm to Keros Therapeutics, Inc. if publicly disclosed.

Item 17. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lexington, Massachusetts, on the 6th day of April, 2020.

KEROS THERAPEUTICS, INC.

By:	/s/ Jasbir Seehra
Name: Jasbir Seehra, Ph.D.
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

NAME	POSITION	DATE

/s/ Jasbir Seehra Jasbir Seehra, Ph.D.	Chief Executive Officer and Director (Principal Executive Officer)	April 6, 2020

/s/ Keith Regnante Keith Regnante	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 6, 2020

* Nima Farzan	Director	April 6, 2020

* Carl Gordon, Ph.D., C.F.A.	Director	April 6, 2020

* Tomer Kariv	Director	April 6, 2020

* Julius Knowles	Director	April 6, 2020

* Alon Lazarus, Ph.D.	Director	April 6, 2020

* Ran Nussbaum	Director	April 6, 2020

*By:	/s/ Jasbir Seehra
Jasbir Seehra, Ph.D.
Attorney-in-Fact